EXHIBIT 99.1

Piedmont Office Realty Trust Reports Fourth Quarter and Annual 2020 Results
ATLANTA, February 10, 2021--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets with a majority of its revenue coming from Sunbelt markets, today announced its results for the quarter and year ended December 31, 2020.

Highlights for the Quarter and Year Ended December 31, 2020:

•The timing of dispositions over the last two years and the recording of related gains, significantly impacted the results of the quarter and year ended December 31, 2020. The Company reported net income applicable to common stockholders of $22.6 million, or $0.18 per diluted share, and $232.7 million, or $1.85 per diluted share, for the quarter and year ended December 31, 2020, respectively, as compared with $162.5 million, or $1.29 per diluted share, and $229.3 million, or $1.82 per diluted share for the quarter and year ended December 31, 2019, respectively.
•Piedmont reported an approximate 6% year over year increase in Core Funds From Operations which eliminates the effect of gains and losses on dispositions, with $0.46 per diluted share and $1.89 per diluted share for the quarter and year ended December 31, 2020, respectively, as compared to $0.46 per diluted share and $1.79 per diluted share for the quarter and year ended December 31, 2019, respectively.
•The Company completed 1.1 million square feet of leasing during the year ended December 31, 2020, including approximately 189,000 square feet during the fourth quarter.
•Piedmont recognized a 3.5% and 10.2% roll up in cash and accrual rents, respectively, for the year ended December 31, 2020 with a 2.2% roll down and 5.3% roll up in cash and accrual rents, respectively, for the quarter ended December 31, 2020 on executed leases for space vacant one year or less.
•The Company collected over 99% of billed tenant receivables for the year ended December 31, 2020.
•During the fourth quarter, Piedmont sold a portfolio consisting of its final three assets located in New Jersey: 600 Corporate Drive and 200 and 400 Bridgewater Crossing, for approximately $130 million, or $176 per square foot, resulting in a gain of $14.6 million;
•The Company acquired 222 South Orange Avenue during the fourth quarter. The approximately 127,000 square foot office building, which is connected to Piedmont's 200 South Orange Avenue office tower located in downtown Orlando, FL, was acquired for $20 million, or $157 per square foot.
•During the fourth quarter, 2.2 million shares of the Company's common stock were repurchased at an average price of $14.00 per share.

Commenting on fourth quarter and annual results, Brent Smith, President and Chief Executive Officer, said, "2020 was an extremely difficult year for everyone, but despite the challenges Piedmont faced, we executed over a million square feet of leasing and achieved approximately 6% growth in Core FFO driven by strong rent collections from our diversified, credit-worthy tenant base. Additionally, we were able to complete several strategic transactions to further our presence in select Sunbelt markets - exchanging 1901 Market, our sole asset in Philadelphia, for the Dallas Galleria Office Towers, exiting the New Jersey market through a portfolio disposition, and bolstering our downtown Orlando campus with the acquisition of 222 South Orange Avenue. Furthermore, we are encouraged by the improved leasing activity witnessed during the latter part of 2020. As we move into 2021, our balance sheet remains strong, our liquidity position is excellent, and leasing activity continues to improve, with Piedmont already completing over 500,000 square feet of leasing year to date. With COVID-19 vaccines entering the distribution phase, we anticipate business and office space usage returning to more normal activity over the course of this year."

Results for the Quarter ended December 31, 2020

Piedmont recognized net income applicable to common stockholders for the three months ended December 31, 2020 of $22.6 million, or $0.18 per diluted share, as compared with $162.5 million, or $1.29 per diluted share, for the three months ended December 31, 2019. The three months ended December 31, 2019 included a $157.6 million gain on sale primarily related to the sale of 500 West Monroe Street located in the West Loop submarket of downtown Chicago, IL, as well as a $7.0 million loss on impairment of real estate assets. The three months ended December 31, 2020 included a $14.6 million gain on sale of real estate assets associated with the sale of a portfolio consisting of our final three assets located in the state of New Jersey during the quarter.
Funds From Operations ("FFO") and Core FFO, which remove the impact of the gains on sale and impairment loss mentioned above (as well as depreciation and amortization), were both $0.46 per diluted share for both the three months ended December 31, 2020 and 2019.
The per share results for the fourth quarter and the year of 2020 include the repurchase of approximately 2.2 million shares of the Company's common stock during the fourth quarter at an average price of $14.00 per share pursuant to the Company's stock repurchase program.
Total revenues were $131.5 million for the three months ended December 31, 2020, compared to $134.2 million for the three months ended December 31, 2019 with the three months ended December 31, 2020 primarily reflecting impacts of net transactional activity, a reduction in revenues during the fourth quarter of 2020 when compared to 2019 due to reduced transient parking revenue as a result of the COVID-19 pandemic, and decreased portfolio occupancy.
Property operating costs were $55.3 million for the three months ended December 31, 2020, as compared with $52.6 million for the three months ended December 31, 2019, reflecting net transactional activity during the two years ended December 31, 2020 and higher property tax expense in certain markets, partially offset by lower utility and janitorial costs as a result of reduced physical utilization across our portfolio as a result of the pandemic.
General and administrative expense was $7.4 million for the fourth quarter of 2020 as compared to $8.2 million for the same period in 2019, with the three months ended December 31, 2020 primarily reflecting decreased accruals for potential performance based compensation.

Results for the Year ended December 31, 2020

Piedmont recognized net income applicable to common stockholders for the year ended December 31, 2020 of $232.7 million, or $1.85 per diluted share, as compared with net income of $229.3 million, or $1.82 per diluted share, for the year ended December 31, 2019. The year ended December 31, 2020 included approximately $205.7 million, or $1.63 per diluted share, of gains on sales of real estate assets, whereas the prior year included approximately $188.1 million, or $1.49 per diluted share, of gains on sales of real estate assets net of impairment losses.

FFO, which removes the impact of the gains on sales of real estate assets and impairment charges mentioned above (as well as depreciation and amortization), was $1.82 per diluted share for the year ended December 31, 2020, as compared with $1.77 per diluted share for the year ended December 31, 2019. The year over year increase primarily reflects accretive capital recycling activities during the two years ended December 31, 2020, and decreased general and administrative and interest expense. These increases were partially offset by the establishment of receivables reserves and decreased parking revenues associated with the pandemic, as well as decreased portfolio occupancy, during the year ended December 31, 2020. Results for the year ended December 31, 2020 also included a non-recurring $9.3 million loss on early extinguishment of debt related to the sale of an asset for a significant gain, as compared to $3.2 million of non-recurring retirement and separation expenses included in the results for the year ended December 31, 2019.

Core FFO per diluted share, which further removes the non-recurring expenses mentioned in the previous paragraph, was $1.89 per diluted share for the year ended December 31, 2020, as compared with $1.79 per diluted share for the year ended December 31, 2019, an approximately 6% increase year over year.

Total revenues were $535.0 million for the year ended December 31, 2020, as compared with $533.2 million for the year ended December 31, 2019, with the current year reflecting rental rate increases associated with recent leasing activity across the portfolio and accretive capital recycling activities during the two years ended December 31, 2020, partially offset by the establishment of receivables reserves and decreased parking revenues associated with the pandemic, along with decreased portfolio occupancy.

Property operating costs were $214.9 million for the year ended December 31, 2020, as compared with $211.4 million for the year ended December 31, 2019. The current year costs reflect net transactional activity during the two years ended December 31, 2020 and higher property tax expense in certain markets, partially offset by lower utility and janitorial costs as a result of reduced physical utilization across our portfolio as a result of the pandemic, along with decreased portfolio occupancy.

Results for the year ended December 31, 2020 also reflect increased amortization expense related to intangible assets associated with the acquisition of the Dallas Galleria Office Towers during the first quarter of 2020 and decreased general and administrative expense primarily associated with lower accruals for potential performance-based equity compensation. General and administrative expense for the year ended December 31, 2019 also included approximately $3.2 million of non-recurring expenses related to the senior management transition that occurred on June 30, 2019.

Leasing Update

During the three months ended December 31, 2020, Piedmont completed approximately 189,000 square feet of leasing across its portfolio, bringing total leasing for the year to 1.1 million square feet.

Approximately 28% of the fourth quarter activity related to new tenant leasing. Significant leasing highlights during the quarter include the following:
•In Atlanta: Powerplan, Inc. renewed approximately 34,000 square feet at Galleria 300 through 2028.
•In Washington, D.C.: CenturyLink Communications, LLC renewed approximately 25,000 square feet at 4250 North Fairfax through 2026.
•In Minneapolis: The Moscoe Group, Inc renewed approximately 24,000 square feet at Crescent Ridge Center II through 2026.
•In Dallas: C-III Capital Partners, LLC signed a new lease for approximately 10,000 square feet at 6031 Connection Drive.
Leases executed during the fourth quarter for recently occupied space reflected a 2.2% roll down and 5.3% roll up in cash and accrual rents, respectively. For the year, leases executed reflected an overall roll up of 3.5% and 10.2% for cash and accrual basis rents, respectively.
As of December 31, 2020, the Company's reported leased percentage and weighted average remaining lease term were approximately 87% and 6.1 years, respectively, with approximately one million square feet of executed leases for vacant space yet to commence or under rental abatement.
Other than the City of New York's 313,000 square foot lease that is currently in holdover status at 60 Broad Street in New York, the Company has no scheduled lease expirations greater than 1% of annualized lease revenue during the eighteen month period following December 31, 2020. The Company remains in advanced discussions for the renewal of substantially all of the City of New York's leased square footage.
Same Store Net Operating Income ("Same Store NOI") decreased 1.7% and 0.2% on a cash and accrual basis, respectively, for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The decrease in cash basis Same Store NOI was primarily attributable to the deferral, net of subsequent collections, of approximately $5.8 million of 2020 rental payments. Additional contributors to the decreases were a reduction in transient parking revenue as a result of the pandemic and decreased portfolio occupancy in 2020 when compared to 2019.

Details outlining Piedmont's largest upcoming lease commencements and expirations, the status of certain major leasing activity and a schedule of the largest lease abatements can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional Update

During the three months ended December 31, 2020, Piedmont sold a portfolio of three assets located in New Jersey: 600 Corporate Drive, located in Lebanon, NJ; and 200 and 400 Bridgewater Crossing, located in Bridgewater, NJ, for approximately $130 million, or $176 per square foot, resulting in a gain of approximately $14.6 million. The sale completed Piedmont's exit from the New Jersey office market.

Also during the three months ended December 31, 2020, Piedmont acquired 222 South Orange Avenue, an approximately 127,000 square foot office building connected to Piedmont's 200 South Orange Avenue asset located in downtown Orlando, FL, for $20 million, or $157 per square foot. 222 South Orange Avenue is located along the Orange Avenue entrance to Piedmont's existing 200 South Orange Avenue property, sharing several physical connection points, including an atrium. Piedmont has begun an immediate redevelopment of the property.

Finally, during the three months ended December 31, 2020, the Company repurchased 2.2 million shares of its common stock at an average price of $14.00 per share. As of December 31, 2020, Board-approved capacity remaining for additional repurchases under the stock repurchase plan totaled approximately $169.3 million.

First Quarter 2021 Dividend Declaration

On February 2, 2021, the board of directors of Piedmont declared a dividend for the first quarter of 2021 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on February 26, 2021, payable on March 19, 2021.

Guidance for 2021

While the longer-term consequences on the economy and our tenants as a result of the COVID-19 pandemic continue to be unknown, the approval and distribution of vaccines create the opportunity for business to return to more normal activity over the course of 2021. Our projections for 2021 include the assumption of a gradual ramping up of business over the year with a return to a more typical state of operations during the second half of 2021, and anticipate Same Store NOI growth in the 3-5% range.

Notwithstanding the uncertain economic backdrop that currently remains, Piedmont has a strong, diversified tenant base, of which a majority is investment grade quality, that resulted in the collection of over 99% of our scheduled rent payments during the year ended December 31, 2020. We believe that this strong tenant base, combined with low lease expirations projected for 2021, limited exposure to transient parking income and retail and co-working tenants, a strong balance sheet, and $4.6 million in general reserves for tenant receivables, will all contribute to stability in our anticipated operating performance in 2021.

The following financial guidance for calendar year 2021 is based upon management's assumptions, estimates and expectations at this time. This financial guidance does not include the effects of any potential acquisition or disposition activity that may be completed during the year.

(in millions, except per share data)	Low	High
Net Income	$34	$38
Add:
Depreciation	115	120
Amortization	82	86
NAREIT FFO and Core FFO applicable to common stock	$231	$244
NAREIT FFO and Core FFO per diluted share	$1.86	$1.96

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections, including those related to the pace and strength of the economic recovery from the COVID-19 pandemic. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of the business recovery from the COVID-19 pandemic, the timing of lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events or other forward-looking statements. The above guidance is based on information available to management as of the date of this supplemental report. Actual results could differ materially from these estimates based on a variety of factors as discussed under "Forward-Looking Statements" below.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended December 31, 2020 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, February 11, 2021 at 11:00 A.M. Eastern time. The live, listen-only, audio web cast of the call may be accessed on the Company's website at http://investor.piedmontreit.com/news-and-events/events-calendar. Dial-in numbers for analysts who plan to actively participate in the call are (888) 506-0062 for participants in the United States and Canada and (973) 528-0011 for international participants. A replay of the conference call will be available through 11:00 A.M. Eastern time on February 25, 2021, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 39774. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review fourth quarter and annual 2020 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended December 31, 2020 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets, with the majority of its revenue being generated from the Sunbelt. Its geographically-diversified, approximately $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). As of December 31, 2020, approximately 64% of the company’s portfolio was ENERGY STAR certified and approximately 43% was LEED certified. For more information, see www.piedmontreit.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include: the assumption that business will gradually return to a more typical state of operations over the course of 2021; and the Company's estimated range of Net Income, Depreciation, Amortization, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2021.
The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: actual or threatened public health epidemics or outbreaks, such as the COVID-19 pandemic that the world is currently experiencing, and governmental and private measures taken to combat such health crises, which may affect our personnel, tenants, tenants' operations and ability to pay lease obligations, demand for office space, and the costs of operating our assets; the adequacy of our general reserve related to tenant lease-related assets established as a result of the COVID-19 pandemic, as well as the impact of any increase in this reserve or the establishment of any other reserve in the future; economic, regulatory, socioeconomic changes, and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and specifically the seven markets in which we primarily operate where we have high concentrations of our annualized lease revenue; lease terminations, lease defaults, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which REITs are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost; additional risks and costs associated with directly managing properties occupied by government tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in interest rates and changes in the method pursuant to which the LIBOR rates are determined and the phasing out of LIBOR after 2021; high mortgage rates which could affect our ability to finance or refinance properties; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect international trade, including the uncertainty surrounding the United Kingdom’s withdrawal from the European Union, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by co-working tenants, including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or otherwise adversely affect our stockholders; the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	December 31, 2020	December 31, 2019

Assets:
Real estate assets, at cost:
Land	$484,466	$485,560
Buildings and improvements	3,191,767	2,943,685
Buildings and improvements, accumulated depreciation	(767,542)	(730,750)
Intangible lease assets	158,444	125,171
Intangible lease assets, accumulated amortization	(67,850)	(50,766)
Construction in progress	56,749	29,920
Real estate assets held for sale, gross	—	233,951
Real estate assets held for sale, accumulated depreciation and amortization	—	(94,261)
Total real estate assets	3,056,034	2,942,510
Cash and cash equivalents	7,331	13,545
Tenant receivables	8,448	8,226
Straight line rent receivables	151,153	132,342
Notes receivable	118,500	—
Restricted cash and escrows	1,883	1,841
Prepaid expenses and other assets	23,277	25,427
Goodwill	98,918	98,918
Deferred lease costs, gross	446,885	413,071
Deferred lease costs, accumulated depreciation	(172,619)	(147,324)
Other assets held for sale, gross	—	63,158
Other assets held for sale, accumulated depreciation	—	(34,957)
Total assets	$3,739,810	$3,516,757
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,594,068	$1,292,374
Secured debt, inclusive of premium and unamortized debt issuance costs	27,936	189,030
Accounts payable, accrued expenses, and accrued capital expenditures	111,997	117,496
Dividends payable	25,683	26,427
Deferred income	36,891	34,609
Intangible lease liabilities, less accumulated amortization	35,440	25,069
Interest rate swaps	9,834	5,121
Other liabilities held for sale	—	7,657
Total liabilities	1,841,849	1,697,783
Stockholders' equity:
Common stock	1,238	1,258
Additional paid in capital	3,693,996	3,686,398
Cumulative distributions in excess of earnings	(1,774,856)	(1,871,375)
Other comprehensive income	(24,100)	967
Piedmont stockholders' equity	1,896,278	1,817,248
Non-controlling interest	1,683	1,726
Total stockholders' equity	1,897,961	1,818,974
Total liabilities and stockholders' equity	$3,739,810	$3,516,757

Number of shares of common stock outstanding as of end of period	123,839	125,783

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Revenues:
Rental and tenant reimbursement revenue	$128,272	$129,692	$519,953	$511,905
Property management fee revenue	721	579	2,867	3,398
Other property related income	2,536	3,882	12,204	17,875
Total revenues	131,529	134,153	535,024	533,178
Expenses:
Property operating costs	55,302	52,582	214,933	211,380
Depreciation	27,236	26,011	110,575	106,015
Amortization	22,324	21,000	93,294	76,666
Impairment loss on real estate assets	—	7,000	—	8,953
General and administrative	7,415	8,159	27,464	37,895
Total operating expenses	112,277	114,752	446,266	440,909
Other income (expense):
Interest expense	(13,048)	(14,844)	(54,990)	(61,594)
Other income	1,770	279	2,587	1,571
Loss on early extinguishment of debt	—	—	(9,336)	—
Gain on sale of real estate assets	14,634	157,640	205,666	197,010
Total other income	3,356	143,075	143,927	136,987
Net income	22,608	162,476	232,685	229,256
Net loss applicable to noncontrolling interest	1	2	3	5
Net income applicable to Piedmont	$22,609	$162,478	$232,688	$229,261
Weighted average common shares outstanding - diluted	125,544	126,359	126,104	126,182
Net income per share applicable to common stockholders - diluted	$0.18	$1.29	$1.85	$1.82

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020		12/31/2019
GAAP net income applicable to common stock	$22,609	$162,478	$232,688		$229,261
Depreciation of real estate assets(1)	26,942	25,765	109,326		105,111
Amortization of lease-related costs	22,312	20,988	93,242		76,610
Impairment loss on real estate assets	—	7,000	—		8,953
Gain on sale of real estate assets	(14,634)	(157,640)	(205,666)		(197,010)
NAREIT Funds From Operations applicable to common stock*	57,229	58,591	229,590		222,925
Retirement and separation expenses associated with senior management transition in June 2019	—	—	—		3,175
Loss on early extinguishment of debt	—	—	9,336		—
Core Funds From Operations applicable to common stock*	57,229	58,591	238,926		226,100
Amortization of debt issuance costs, fair market adjustments on notes payable, and discounts on debt	653	527	2,833		2,101
Depreciation of non real estate assets	286	238	1,216		872
Straight-line effects of lease revenue	(2,223)	(2,974)	(22,601)		(10,411)
Stock-based compensation adjustments	2,733	3,081	7,014		5,030
Net effect of amortization of above/below-market in-place lease intangibles	(2,767)	(2,314)	(12,284)		(8,323)
Non-incremental capital expenditures(2)	(19,620)	(22,243)	(77,682)	(3)	(49,653)
Adjusted Funds From Operations applicable to common stock*	$36,291	$34,906	$137,422		$165,716
Weighted average common shares outstanding - diluted	125,544	126,359	126,104		126,182
Funds From Operations per share (diluted)	$0.46	$0.46	$1.82		$1.77
Core Funds From Operations per share (diluted)	$0.46	$0.46	$1.89		$1.79

(1)Excludes depreciation of non real estate assets.

(2)Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

(3)Includes the leasing commission for the approximately 20-year, 520,000-square-foot renewal and expansion of the State of New York's lease at our 60 Broad Street building in New York City that was executed during the fourth quarter of 2019.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019

Net income applicable to Piedmont (GAAP)	$22,609	$162,478	$22,609	$162,478
Net loss applicable to non-controlling interest	(1)	(2)	(1)	(2)
Interest expense	13,048	14,844	13,048	14,844
Depreciation	27,228	26,003	27,228	26,003
Amortization	22,312	20,988	22,312	20,988
Depreciation and amortization attributable to noncontrolling interests	20	21	20	21
Impairment loss on real estate assets	—	7,000	—	7,000
(Gain)/Loss on sale of real estate assets	(14,634)	(157,640)	(14,634)	(157,640)
EBITDAre and Core EBITDA*	70,582	73,692	70,582	73,692
General & administrative expenses	7,415	8,159	7,415	8,159
Management fee revenue	(397)	(292)	(397)	(292)
Other income	(1,554)	(64)	(1,554)	(64)
Non-cash general reserve for uncollectible accounts	(278)	—
Straight line effects of lease revenue	(2,223)	(2,974)
Straight line effects of lease revenue attributable to noncontrolling interests	(4)	(3)
Amortization of lease-related intangibles	(2,767)	(2,314)
Property NOI*	70,774	76,204	76,046	81,495
Net operating income from:
Acquisitions	(12,492)	(4,538)	(14,439)	(5,987)
Dispositions	(824)	(10,521)	(784)	(11,493)
Other investments(1)	40	(23)	(21)	17
Same Store NOI*	$57,498	$61,122	$60,802	$64,032
Change period over period in Same Store NOI	(5.9)%	N/A	(5.0)%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from Two Pierce Place in Itasca, IL are included in this line item.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Year Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019

Net income applicable to Piedmont (GAAP)	$232,688	$229,261	$232,688	$229,261
Net income applicable to noncontrolling interest	(3)	(5)	(3)	(5)
Interest expense	54,990	61,594	54,990	61,594
Depreciation	110,542	105,985	110,542	105,985
Amortization	93,242	76,610	93,242	76,610
Depreciation and amortization attributable to noncontrolling interests	85	87	85	87
Impairment loss on real estate assets	—	8,953	—	8,953
Gain on sale of real estate assets	(205,666)	(197,010)	(205,666)	(197,010)
EBITDAre*	285,878	285,475	285,878	285,475
Loss on early extinguishment of debt	9,336	—	9,336	—
Retirement and separation expenses associated with senior management transition	—	3,175	—	3,175
Core EBITDA*	295,214	288,650	295,214	288,650
General & administrative expenses	27,464	34,720	27,464	34,720
Management fee revenue	(1,495)	(2,518)	(1,495)	(2,518)
Other income	(1,724)	(228)	(1,724)	(228)
Non-cash general reserve for uncollectible accounts	4,553	—
Straight line effects of lease revenue	(22,601)	(10,411)
Straight line effects of lease revenue attributable to noncontrolling interests	(16)	(9)
Amortization of lease-related intangibles	(12,284)	(8,323)
Property NOI*	289,111	301,881	319,459	320,624
Net operating income from:
Acquisitions	(40,696)	(8,229)	(52,448)	(10,769)
Dispositions	(21,049)	(61,423)	(22,113)	(63,730)
Other investments(1)	(248)	(1,204)	(340)	(1,142)
Same Store NOI *	$227,118	$231,025	$244,558	$244,983
Change period over period in Same Store NOI	(1.7)%	N/A	(0.2)%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from Two Pierce Place in Itasca, IL are included in this line item.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.